Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX RECEIVES ANTICIPATED FDA COMPLETE RESPONSE

LETTER ON XIFAXAN® 550 MG TABLETS NON-C IBS

SUPPLEMENTAL NEW DRUG APPLICATION

RALEIGH, NC, March 8, 2011 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the U.S. Food and Drug Administration (FDA) issued a Complete Response Letter (CRL) on March 7, 2011 for the supplemental New Drug Application (sNDA) for XIFAXAN® (rifaximin) 550 mg tablets for the proposed indication of treatment of non-constipation irritable bowel syndrome (Non-C IBS) and IBS-related bloating. The CRL reconfirms the Company’s understanding that the FDA deems the XIFAXAN 550 mg sNDA for non-C IBS is not ready for approval primarily due to a newly expressed need for retreatment information, as stated in the Company’s February 24, 2011 press release. The Company received the CRL at approximately 8:00 p.m. ET on Monday, March 7, 2011.

At this time, the Company intends to request a Type A meeting with the Agency to discuss the XIFAXAN 550 mg sNDA for non-C IBS. Type A meetings should be scheduled to occur within 30 days of FDA receipt of a written meeting request submitted by a Sponsor. Until the Type A meeting is held and the Company has the opportunity to evaluate its options, the Company cannot begin to formulate future development plans for non-C IBS. The Company plans to provide its next update during the Company’s first quarter 2011 earnings call to be scheduled for early May 2011.

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg is approved in over 30 countries worldwide. Alfa Wassermann S.p.A. in Bologna, Italy has marketed rifaximin in Italy under the trade name Normix® for over 30 years. Salix acquired rights to market rifaximin in North America from Alfa Wassermann.

Important Safety Information

XIFAXAN 550 mg tablets are indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age. In the trials of XIFAXAN 550 mg tablets for HE, 91 percent of the patients were using lactulose concomitantly. XIFAXAN 550 mg tablets have not been studied in patients with MELD scores > 25, and only 8.6 percent of patients in the controlled trial had MELD scores over 19. There is increased systemic exposure in patients with more severe hepatic dysfunction. Therefore, caution should be exercised when administering XIFAXAN 550 mg tablets to patients with severe hepatic impairment (Child–Pugh C).

XIFAXAN 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN 550 mg tablets. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile–associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN 550 mg tablets, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

The most common adverse reactions occurring in >8 percent of patients in the clinical study were edema peripheral (15 percent), nausea (14 percent), dizziness (13 percent), fatigue (12 percent), ascites (11 percent), muscle spasms (9 percent), pruritus (9 percent), and abdominal pain (9 percent).

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) SI, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR®, Lumacan™ and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site is not incorporated in our SEC filings.

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Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.